Exhibit 23.1

Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-229892) and Form S-8 (Nos. 333-148149, 333-157673, 333-168534, 333-179557, 333-186692, 333-194089, 333-219207, 333-234386 and 333-240152) of Masimo Corporation of our report dated June 24, 2022, relating to the consolidated financial statements of Viper Holdings Corporation and Subsidiaries as of and for the year ended March 31, 2022 which appears in this Form 8-K/A of Masimo Corporation.
/s/ BDO USA, LLP
San Diego, California
June 24, 2022